EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Right of Reply LTD

We consent to the incorporation by reference in the Form S-1 of Right of Reply LTD as to our report dated April 2, 2018 with respect to the Balance Sheet of Right of Reply as December 31, 2017 and the related Statements of Operations, Statement of Comprehensive Loss, Statement of Changes in Shareholders’ Deficit and Statement of Cash Flows for the years then ended.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

August 26, 2018